Exhibit 99.28(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 22, 2014, relating to the financial statements and financial highlights of Asset Management Fund comprising Ultra Short Mortgage Fund, Short U.S. Government Fund, and Large Cap Equity Fund for the year ended October 31, 2014, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Counsel and Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ Cohen Fund Audit Services
Cohen Fund Audit Services, Ltd.
Cleveland, Ohio
February 26, 2015

COHEN FUND AUDIT SERVICES, LTD. | CLEVELAND | MILWAUKEE | 216.649.1700

Registered with the Public Company Accounting Oversight Board.